FOR IMMEDIATE RELEASE

RCS Capital Appoints Andrew G. Backman as Managing Director

Investor Relations and Public Relations

New York, New York, March 26, 2014 — RCS Capital Corporation (NYSE: RCAP) (“RCAP”) today announced that Andrew G. Backman has been named to the newly created position of Managing Director - Investor Relations and Public Relations, effective March 24, 2014.

Mr. Backman, a 20-year industry veteran, will be responsible for building a leading Investor Relations and Public Relations platform to support RCAP and its domestic and international strategies.

“Andy brings tremendous value and experience to the RCAP executive team. He has a proven track record of helping companies create value by building and strengthening relationships with major institutional investors, individual and retail shareholders and leading analysts worldwide. This increased visibility will be a strong asset to the company as we continue to expand our growing platform,” said William M. Kahane, Chief Executive Officer of RCAP.

“Andy’s significant and award winning investor relations expertise, and his ability to develop and implement strategic communications platforms, will become an important component of our future growth strategy,” Nicholas S. Schorsch, Executive Chairman of RCAP added.

Prior to joining RCAP, Mr. Backman served as Chief Executive Officer of InVision Investor Relations Inc., a New York based Investor Relations advisory firm he founded in 2011. Previously, Mr. Backman served as Senior Vice President, Investor Relations & Marketing for a leading commercial real estate finance company where he was integrally involved in all capital raising and restructuring initiatives. From 2000 to 2004, Mr. Backman served as Vice President, Investor Relations and Marketing Communications for Corvis Corporation / Broadwing Communications, where he was responsible for leading the company through one of the most successful and highly publicized initial public offerings in history. Mr. Backman spent the first 10 years of his career at Lucent Technologies, Inc. and AT&T Corp. where he held various domestic and international positions within the Finance, Accounting, Investor Relations, Public Relations and Mergers and Acquisitions organizations.

Mr. Backman added, "This will be another significant year in the continued evolution of the company. I look forward to joining the dynamic RCAP team and playing a role in its continued success.”

About RCAP

RCS Capital Corporation (NYSE: RCAP) is an investment firm expressly focused on the retail investor. We are engaged in the wholesale distribution, investment banking and capital markets businesses, and a research business focused on alternative investments. We also will be engaged in the retail advice and investment management business upon closing of pending acquisitions of independent broker-dealers and an investment manager. Our business is designed to capitalize, support, grow and manage direct investment and alternative investment programs, and serve independent financial advisors and their clients. Additional information about RCAP can be found on its website at www.rcscapital.com. RCAP may disseminate information about itself, including the results of its operations and financial information, via social media platforms such as Facebook, LinkedIn and Twitter.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Investor Inquiries:
Anthony J. DeFazio DDCworks tdefazio@ddcworks.com Ph: 484-342-3600	Brian D. Jones, CFO RCS Capital Corporation bjones@rcscapital.com Ph: 866-904-2988	Andrew G. Backman, Managing Director RCS Capital Corporation abackman@rcscapital.com Ph: 917-475-2135